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                                                                     EXHIBIT 3.2

                              HEALTHEON CORPORATION
                             a Delaware corporation

                           TENTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                    (Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware)

     Healtheon Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")

     DOES HEREBY CERTIFY:

     FIRST: That this corporation was originally incorporated on December 26, 1995 under the name Healthscape Corporation, pursuant to the General Corporation Law. The corporation changed its name to "Healtheon Corporation" on June 17, 1996.

     SECOND: The Tenth Amended and Restated Certificate of Incorporation of Healtheon Corporation, in the form set forth below, has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law by the directors and the stockholders of the corporation.

     THIRD: The Tenth Amended and Restated Certificate of Incorporation, as so adopted, reads in full as set forth below:

                                    ARTICLE I

     The name of this corporation is Healtheon/WebMD Corporation.

                                   ARTICLE II

     The address of the registered office of this corporation in the State of Delaware is 15 East North Street, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     This corporation is authorized to issue one class of stock to be designated "Common Stock" and another class of stock to be designated "Preferred Stock," the rights, preferences and privileges of which may from time to time be determined by the Board of Directors. The total number of shares of Common Stock that this corporation is authorized to issue is 600,000,000 with a par value of $0.0001 per share. The total number of shares of Preferred Stock that this corporation is authorized to issue is 5,000,000 with a par value of $0.0001 per share.

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                                   ARTICLE V

     To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor or the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

     Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE VI

     This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE VII

     In furtherance and not in limitation of powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                  ARTICLE VIII

     Section 1. At any time following the closing of the first sale of Common Stock of the Corporation pursuant to a registration statement declared effective by the Securities and Exchange Corporation under the Securities Act of 1933, as amended, stockholders of the Corporation may not take any action by written consent in lieu of a meeting and any action contemplated by stockholders after such time must be taken at a duly called annual or special meeting of stockholders.

     Section 2. The number of directors which constitute the whole Board of Directors of the Corporation shall be fixed exclusively by one or more resolution adopted from time to time by the Board of Directors. The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

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     Section 3. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                   ARTICLE IX

     Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                    ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.


                                   ARTICLE XI

     This corporation is to have perpetual existence.

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          FOURTH: That said amendments were duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

     I hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this certificate is my act and deed.

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     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the Vice President, Chief Financial Officer, Secretary and Treasurer of this corporation this 12th day of November, 1999.


                                    Healtheon Corporation



                                    By: /s/ John L. Westermann III
                                        ------------------------------------
                                        John L. Westermann III
                                        Vice President, Chief Financial Officer,
                                        Secretary and Treasurer




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